Exhibit 12.1
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                              ALABAMA POWER COMPANY
            Computation of ratio of earnings to fixed charges for the
                     the five years ended December 31, 1995
                  and the twelve months ended October 31, 1996
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
                                                                                                                          Twelve
                                                                                                                          Months
                                                                                                                          Ended
                                                                         Year ended December 31,                       October 31,
                                                            =======================================================================
                                                              1991         1992          1993        1994        1995          1996
                                                            -----------------------------------------Thousands of Dollars----------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
Income Before Interest Charges                             $616,561      $607,696     $608,050     $594,669    $628,304    $624,630
      Federal and state income taxes                        202,354       172,003      167,021      242,569     186,856     195,465
      Deferred  income taxes, net                            (6,058)       23,307       34,467      (32,536)     32,047      (1,578)
      Deferred  investment  tax credits                      (1,089)            0       (2,106)          (4)        (75)        (75)
      AFUDC - Debt funds                                      7,101         2,564        3,016        3,590       7,109       6,974
                                                           --------      --------     --------     --------    --------    --------
         Earnings as defined                               $818,869      $805,570     $810,448     $808,288    $854,241    $825,416
                                                           ========      ========     ========     ========    ========    ========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                            $217,338      $209,184     $186,779     $180,182    $183,199    $173,347
   Interest on interim  obligations                          13,385         3,704        3,760        5,939      16,917      20,200
   Amort of debt disc, premium  and expense, net              2,205         4,250        8,999        9,655      20,270      25,474
   Other interest  charges                                   14,929        19,382       35,475       19,909      27,064      32,701
                                                           --------      --------     --------     --------    --------    --------
         Fixed charges as defined                          $247,857      $236,520     $235,013     $215,685    $247,450    $251,722
                                                           ========      ========     ========     ========    ========    ========


RATIO OF EARNINGS TO FIXED CHARGES                             3.30          3.41         3.45        3.75         3.45        3.28
                                                               ====          ====         ====        ====         ====        ====


Note:   The above figures have been adjusted to give effect to Alabama Power Company's 50% ownership of Southern Electric
        Generating Company.

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